UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2006

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company is a party to a Credit Agreement dated January 4, 2006 with Wells Fargo Bank under which it borrowed $10 million to complete the acquisition of Bio-logic Systems Corp. in January 2006, and under which $9.375 million in principal amount was outstanding at March 31, 2006. The loan is repayable over a four-year period. On May 16, 2006, the day following the Company’s release of its financial statements for the quarter ended March 31, 2006, the Company was notified by Wells Fargo Bank that it was not in compliance with a financial covenant contained in the Credit Agreement that requires the Company to satisfy a ratio of total liabilities to tangible net worth. The Company had interpreted the Credit Agreement such that this covenant did not apply until a later date, but does not now dispute Wells Fargo Bank’s interpretation of the covenant.

Wells Fargo has granted the Company a waiver of the provisions of such financial covenant, which will be effective until the next measurement date of June 30, 2006. The Company and Wells Fargo are also discussing an amendment to the Credit Agreement that will revise the covenant, thereby establishing a ratio for which the Company was in compliance on March 31, 2006. The Company believes that it and Wells Fargo will enter into such an amendment prior to the next measurement date. Under the Credit Agreement, Wells Fargo has the right to accelerate the payment of the outstanding indebtedness upon the occurrence of a default of this nature.

The Company does not believe that this default will have an impact on any existing agreements between the Company and other third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: May 22, 2006	By:	/s/ Steven J. Murphy
Steven J. Murphy
Vice President Finance and Chief Financial Officer